UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 9, 2009

Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

914 N Jefferson Street, Springdale, Arkansas	72764
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (479) 756-7400

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On January 9, 2009, a U.S. District Court in Seattle, Washington approved a class action settlement regarding complaints against the Company's ChoiceDek decking products. In this suit, several customers of AERT's ChoiceDek decking product alleged class action claims in federal court complaining of difficulty keeping their decking free from mold and mildew surface stains. These customers bought their ChoiceDek products before AERT began adding zinc borate, a mold inhibitor, in October 2006. AERT investigated these claims and entered into the settlement agreement in order to resolve this litigation and serve the best interests of the Company and its ChoiceDek customers.

In October 2008, AERT issued a national notice to consumers in USA Today as well as through direct mail to individuals believed to have purchased ChoiceDek from 2004 to 2008. Consumers have until September 2009 to file a claim with the Company under the terms of the settlement.

As part of the settlement, AERT will make additional information available to customers regarding the need to periodically clean their decking in order to avoid the build up of surface debris which can support mold and mildew growth. Updated cleaning information will be available on the ChoiceDek website. The Court also awarded legal fees to Plaintiffs' counsel of $1.75 million to be paid by AERT in three installments over a period of twelve months. To assist customers with caring for their decks, a new instructional cleaning video will be provided to customers upon request.

Item 9.01. Financial Statements and Exhibits.

99.1	Press release issued January 19, 2009 announcing the above-referenced approval of the class action settlement.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Advanced Environmental Recycling Technologies, Inc. (Registrant)
January 20, 2009 (Date)	/s/ J. R. BRIAN HANNA J. R. Brian Hanna Chief Financial Officer